Exhibit 99.1

NEWS RELEASE

LivaNova Prices Offering of Ordinary Shares

London, August 3, 2021 – LivaNova PLC (NASDAQ:LIVN), a market-leading medical technology and innovation company, today announced that it has priced an underwritten offering of 3,636,364 ordinary shares at a price to the public of $82.50 per share. The Company also granted the underwriters a 30-day option to acquire up to 545,454 additional ordinary shares offered on the same terms as the initial shares.

The net proceeds of the offering are expected to be approximately $280.1 million (or approximately $322.4 million if the underwriters exercise in full the option to acquire additional ordinary shares), after deducting underwriting discounts and commissions and estimated offering expenses payable by LivaNova. LivaNova intends to use the net proceeds of the offering to partially fund the repayment of its existing $450 million five-year senior secured term loan (the Term Loan). Borrowings under the Term Loan bear interest at a variable annual rate equal to the three-month LIBOR rate (subject to a 1% floor), plus an applicable margin of 6.5% per annum. In the second quarter of 2021, interest expense under the Term Loan was $9.7 million of which $1.2 million is amortization of debt issuance costs.

Goldman Sachs & Co. LLC, Barclays and UBS Investment Bank are acting as joint bookrunners for the offering. Baird and Stifel are acting as co-managers for the offering.

The offering is expected to close on Friday, August 6, 2021, subject to customary closing conditions.

The offering is being made pursuant to an effective shelf registration statement on Form S-3 dated August 2, 2021, containing a base prospectus, that has been filed with the Securities and Exchange Commission (SEC). A preliminary prospectus supplement related to the offering dated August 2, 2021 has been filed with the SEC and is available on the SEC’s website at http://www.sec.gov. Copies of the prospectus supplement and the base prospectus relating to these securities may be obtained from Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, NY 10282, telephone: 1-866-471-2526, facsimile: 1-212-902-9316 or by emailing prospectus-ny@ny.email.gs.com; Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, telephone: 1-888-603-5847 or by emailing barclaysprospectus@broadridge.com; or UBS Securities LLC, Attention: Prospectus Department, 1285 Avenue of the Americas, New York, NY 10019, telephone: 1-888-827-7275 or by emailing ol-prospectus-request@ubs.com.

The offering is being made solely by means of the base prospectus and prospectus supplement referred to above. This press release is neither an offer to sell nor a solicitation of an offer to buy any of the ordinary shares or any other security of LivaNova, nor shall there be any sale of the ordinary shares in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

This notice and any other documents or materials relating to the offering are for distribution (a) within the European Economic Area only to persons who are Qualified Investors as defined in Article 2(e) of Regulation (EU) 2017/1129; and (b) within the United Kingdom only to persons who are Qualified Investors as defined in Article 2(e) of Regulation (EU) 2017/1129 as it forms part of the domestic law of the United Kingdom by virtue of the European Union (Withdrawal) Act 2018, as amended, and who are (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the Order), (ii) high-net-worth companies, unincorporated associations and partnerships and trustees of high-value trusts as described in Article 49(2)(a) to (d) of the Order or (iii) other persons to whom it may otherwise lawfully be communicated (all such persons in (a) and (b) together being referred to as Relevant Persons). The ordinary shares are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such ordinary shares will be engaged in only with, Relevant Persons. Any person who is not a Relevant Person should not act or rely on this document or any of its contents.

About LivaNova

LivaNova PLC is a global medical technology and innovation company built on nearly five decades of experience and a relentless commitment to provide hope for patients and their families through innovative medical technologies, delivering life-changing improvements for both the Head and Heart. Headquartered in London, LivaNova employs approximately 3,000 employees and has a presence in more than 100 countries for the benefit of patients, healthcare professionals and healthcare systems worldwide.

Safe Harbor Statement

This news release contains “forward-looking statements” concerning our goals, beliefs, expectations, strategies, objectives, plans and underlying assumptions and other statements that are not necessarily based on historical facts. These statements include, but are not limited to, statements regarding the potential consummation of the offering described and the use of any proceeds if the offering is successfully consummated. Actual events may differ materially from those indicated in our forward-looking statements as a result of various factors, including market conditions applicable to the offering and those factors set forth in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2020, as supplemented by any risk factors contained in our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. We undertake no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.

LivaNova Investor Relations Contact

Lindsey Little
Senior Director, Investor Relations
+1 281-895-2382

InvestorRelations@livanova.com

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